EXHIBIT 1

Arca Capital to Work With Icahn to Oppose AmTrust Privatization Plan
The Central Europe based investment firm plans to work with Carl Icahn and other minority shareholders to prevent a proposed privatization of AmTrust Financial Services Inc.
Arca Capital
News provided by
07:13 ET
PRAGUE, May 21, 2018 /PRNewswire/ -- Arca Capital, one of the largest shareholders of AmTrust Financial Services, Inc., plans to work with Carl Icahn and other minority shareholders in opposing the proposed privatization transaction.
A recent disclosure from Carl Icahn has revealed that he owns in excess of eighteen million shares of the company, equal to an approximately 9.4% stake.
Arca Capital has long held the view that AmTrust Financial Services is a fundamentally strong business and has questioned the justification for its decline of over 50% since January 2017. During that 15 month period, the stock has declined from over $27 per share to under $13 per share amidst no significant changes to the business. While ordinary shareholders have lost retirement and college funds, Barry Zyskind and his in-laws are now trying to privatize the firm at what Arca believes is an absurdly low valuation.
Arca Capital, which owns approximately 2.4% of outstanding shares of AmTrust Financial, has led an advocacy campaign since March of 2018, when the privatization plan was announced, on behalf of ordinary investors to oppose the transaction. The campaign has involved creating an organization, ProtectAmTrustInvestors.org, meeting with relevant influencers, advertising, and even conducting demonstrations of angry shareholders and allies outside of AmTrust Headquarters. The purpose of this campaign has always been to build a strong coalition to oppose privatization. Arca is continuing to meet with other minority shareholders to bolster this coalition. Arca has led the way in demanding transparency and reform at AmTrust through its numerous demands for documents from management to assess if the decline in share price may have been due to purposeful manipulations pushed by Barry Zyskind.
"AmTrust Financial is a fundamentally strong company but actions by Mr. Zyskind and his allies have undermined it. Whether or not these actions were purposeful, the result was a significant stock devaluation that hurt ordinary investors but allowed the prospect of a cheap sale to the very same Barry Zyskind. At very minimum, AmTrust management took advantage of the uncertainty in the company's situation and the unfavourable market conditions to attempt to take AmTrust private on the cheap," said Pavol Krúpa, Chairman of Arca Capital.
Mr. Krupa also welcomed the involvement of Carl Icahn in the company.
"Carl Icahn is a brilliant activist investor who knows how to spot mismanagement and dubious dealings when he sees it. Arca Capital stands ready to work with Mr. Icahn to stop the privatization plan and implement his tried and true methods to increase shareholder value."
Mr. Krupa sees Arca Capital as an advocate for small investors, both at AmTrust Financial and in its other holdings across the world.
"We stand on behalf of ordinary investors and will campaign aggressively to protect their interests when we believe they are not being served by management. In short - we've got their backs."
About Arca Capital
Arca Capital is a private investment group with a strong Central European exposure. It focuses on the development of its private equity activities oriented on energy, real estate, retail and service activities, as well as regulated activities focused on building and managing fund structures focusing on energy, real estate and financial services. Arca Capital also carries out projects with a so-called activist approach, with the goal of remedying and eliminating management actions that have a negative impact on companies, and with the goal of achieving significant positive change in strategy, financial structure or management.
Assets under management over $1.7 billion USD.
Contact
Barbora Hanakova
hanakova@arcacapital.cz
Mob: +420 776 575 096
Tel: +420 224 231 813
SOURCE Arca Capital

IMPORTANT INFORMATION

SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY CARL C. ICAHN AND HIS AFFILIATES FROM THE STOCKHOLDERS OF AMTRUST FINANCIAL SERVICES, INC. FOR USE AT THE SPECIAL MEETING OF STOCKHOLDERS OF AMTRUST FINANCIAL SERVICES, INC. WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION. WHEN COMPLETED, A DEFINITIVE PROXY STATEMENT AND A FORM OF PROXY WILL BE MAILED TO STOCKHOLDERS OF AMTRUST FINANCIAL SERVICES, INC. AND WILL ALSO BE AVAILABLE AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION'S WEBSITE AT HTTP://WWW.SEC.GOV OR UPON REQUEST OF OUR PROXY SOLICITOR, HARKINS KOVLER, LLC, BY TELEPHONE AT +1 (212) 468-5380 OR BY EMAIL AT AFSI@HARKINSKOVLER.COM. INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION IS CONTAINED IN THE PRELIMINARY PROXY STATEMENT FILED ON SCHEDULE 14A. BY CARL ICAHN AND HIS AFFILIATES WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 17, 2018 (THE "SCHEDULE 14A"). EXCEPT AS OTHERWISE DISCLOSED IN THE SCHEDULE 14A, THE PARTICIPANTS HAVE NO INTEREST IN AMTRUST FINANCIAL SERVICES, INC. OTHER THAN THROUGH THE BENEFICIAL OWNERSHIP OF SHARES OF COMMON STOCK, PAR VALUE $0.01 PER SHARE, OF AMTRUST FINANCIAL SERVICES, INC.